EXHIBIT 16.3

November 10, 2003


Mr. Christopher Every, CEO Enhance Biotech, Inc.
1285 Avenue of the Americas, 35th Floor
New York, New York  10019

Dear Mr. Every,

This is to confirm that in the company's two most recent years and the subsequent period prior to our replacement as auditors there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which were not satisfactorily resolved.

Yours truly,


/s/ F.E. Hanson, Ltd.
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F.E. Hanson, Ltd.